Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Per Share Net Loss and Core

Operating Loss of $(0.73) and $(0.56), Respectively, Including Net

Catastrophe Losses of $3.35 Per Share Versus $0.48 Per Share Prior

Year

•	Net loss was $(331) million versus net income of $1,150 million prior year, and core operating loss was $(254) million versus core operating income of $1,195 million prior year.

•

As previously announced, net catastrophe losses were $1,510 million after tax, or $3.35 per share, including COVID-19 catastrophe losses of $1,157 million after tax, or $2.56 per share. Unfavorable prior period development was $52 million after tax, or $0.11 per share, including $205 million after tax, or $0.45 per share, for U.S. child molestation claims, predominantly reviver statute-related.

•

Consolidated net premiums written were $8.4 billion, up 0.1%, or 1.9% in constant dollars. P&C net premiums written were $7.7 billion, down 0.4%, or up 1.4% in constant dollars. Net premiums written in the quarter were reduced by $191 million from COVID-19 exposure adjustments on in-force policies. Excluding the impact of COVID-19, P&C net premiums written were up 3.9% in constant dollars. This comprises 9.1% positive growth globally in commercial P&C lines and 6.3% negative growth in consumer lines, which includes accident and health (A&H), travel and personal lines.

•

The P&C combined ratio was 112.3% compared with 90.1% prior year, including catastrophe losses of 23.9 percentage points compared with 3.8 percentage points prior year. The P&C current accident year combined ratio excluding catastrophe losses was 87.4% compared with 88.9% prior year. P&C current accident year underwriting income excluding catastrophe losses was $947 million, up 16.3%.

•	Pre-tax net investment income was $827 million and adjusted net investment income was $857 million.

•	Pre-tax net realized and unrealized gains were $3.6 billion, including $3.2 billion in the investment portfolio.

•	Book and tangible book value per share were up 4.9% and 7.2%, respectively, for the quarter.

ZURICH – July 28, 2020 – Chubb Limited (NYSE: CB) today reported a net loss for the quarter ended June 30, 2020 of $(331) million, or $(0.73) per share, compared with net income of $1,150 million, or $2.50 per share, for the same quarter last year. Core operating loss was $(254) million, or $(0.56) per share, compared with core operating income of $1,195 million, or $2.60 per share, for the same quarter last year. Book and tangible book value per share increased 4.9% and 7.2%, respectively, from March 31, 2020 and now stand at $121.32 and $77.49, respectively. Book value was favorably impacted by total after-tax net realized and unrealized gains of $3.1 billion, including $2.7 billion in the investment portfolio, due to a decline in interest

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Chubb Limited News Release

rates and a narrowing of credit spreads in the company’s corporate bond portfolio, $410 million of favorable foreign exchange, and a gain of $110 million in the company’s variable annuity reinsurance portfolio.

Chubb Limited

Second Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share) (1)
	2020	2019	Change	2020	2019	Change
Net (loss) income	$(331)	$1,150	NM	$(0.73)	$2.50	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, and other, net of tax	19	35	(45.7)%	0.04	0.08	(50.0)%
Adjusted net realized (gains) losses, net of tax	58	10	NM	0.13	0.02	NM
Core operating (loss) income, net of tax	$(254)	$1,195	NM	$(0.56)	$2.60	NM

(1)	Refer to page 13 for information on use of basic and diluted shares.

For the three months ended June 30, 2020 and 2019, the tax expenses (benefits) related to the table above were $(5) million and $(7) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt, and other; $(11) million and $(1) million, respectively, for adjusted net realized gains and losses; and $(46) million and $216 million, respectively, for core operating (loss) income.

For the six months ended June 30, 2020, net loss was $(79) million, or $(0.17) per share, compared with net income of $2,190 million, or $4.75 per share, for 2019. Core operating income was $966 million, or $2.13 per share, compared with $2,365 million, or $5.13 per share, for 2019. The P&C combined ratio was 101.0% compared to 89.6% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 87.5% compared to 88.7% prior year. Book and tangible book value per share decreased 0.9% and 0.8%, respectively, from December 31, 2019. Book value was adversely impacted by after-tax net realized and unrealized losses of $525 million, including $486 million from unfavorable foreign exchange and $450 million from mark-to-market losses in the company’s variable annuity reinsurance portfolio, partially offset by net realized and unrealized gains of $473 million in the company’s investment portfolio.

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Chubb Limited

Six Months Ended Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share) (1)
	2020	2019	Change	2020	2019	Change
Net (loss) income	$(79)	$2,190	NM	$(0.17)	$4.75	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, and other, net of tax	41	70	(41.4)%	0.09	0.15	(40.0)%
Adjusted net realized (gains) losses, net of tax	1,004	105	NM	2.22	0.23	NM
Use of weighted-average dilutive shares	—	—	—	(0.01)	—	—
Core operating income, net of tax	$966	$2,365	(59.2)%	$2.13	$5.13	(58.5)%

(1)	Refer to page 13 for information on use of basic and diluted shares.

For the six months ended June 30, 2020 and 2019, the tax expenses (benefits) related to the table above were $(10) million and $(16) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt, and other; $(28) million and $(6) million, respectively, for adjusted net realized gains and losses; and $191 million and $418 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “It was a difficult quarter for Chubb as the COVID-19 global pandemic, an event of historic proportions, impacted both our earnings and growth, and overshadowed the core underlying strength and vitality of our company. The 112.3% P&C combined ratio and core operating loss of 56 cents per share were negatively impacted predominantly by an after-tax COVID-related charge of $1.2 billion, which cost us essentially a quarter of our annual earnings and represents our best estimate of ultimate insurance losses resulting directly from the pandemic and consequent economic crises. Underlying our reported results, the P&C current accident year combined ratio excluding catastrophes was 87.4% versus 88.9% prior year, with current accident year underwriting income up 18% in constant dollars.

“Overall, P&C net premiums written grew 1.4% in the quarter in constant dollars, or about 4% after a one-time premium adjustment related to the COVID-19 economic impact as previously announced. We continued to capitalize on favorable commercial P&C underwriting conditions around the world in a number of important markets with adjusted net premiums written growing more than 9% in constant dollars. We are growing our exposures and market share, taking advantage of commercial P&C underwriting conditions where rates in many classes continued to rise in both North America and our international operations. These hard or hardening market conditions are spreading globally to more territories and classes at varying speeds, a rational response to prolonged overly competitive industry market conditions and the loss cost environment. Our consumer businesses, including accident and health, travel and personal lines, were heavily impacted given the pandemic’s effects on consumer activity, and net premiums declined over 6%.

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“In sum, our company is very strong, operating at a high level around the globe, while our balance sheet is in excellent shape. I’m proud of all of my colleagues, especially our essential underwriting, claims and loss prevention teams, who never paused during the economic shutdown and height of the pandemic. They have and continue to serve our customers and distribution partners with distinction and represent the Chubb brand, which is all about service. I also want to thank our technology group which has kept us operating seamlessly during the work from home conditions.”

Operating highlights for the quarter ended June 30, 2020 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q2 2020	Q2 2019	Change
P&C
Net premiums written (increase of 1.4% in constant dollars)	$7,736	$7,764	(0.4)%
Net premiums written adjusted for COVID-19 exposures (increase of 3.9% in constant dollars)			2.1%
Underwriting (loss) income	$(929)	$727	NM
Combined ratio	112.3%	90.1%
Current accident year underwriting income excluding catastrophe losses	$947	$814	16.3%
Current accident year combined ratio excluding catastrophe losses	87.4%	88.9%

Global P&C (excludes Agriculture)
Net premiums written (increase of 1.6% in constant dollars)	$7,275	$7,298	(0.3)%
Net premiums written adjusted for COVID-19 exposures (increase of 4.2% in constant dollars)			2.3%
Underwriting (loss) income	$(960)	$689	NM
Combined ratio	113.4%	90.1%
Current accident year underwriting income excluding catastrophe losses	$910	$774	17.4%
Current accident year combined ratio excluding catastrophe losses	87.3%	88.8%

North America Agricultural Insurance
Net premiums written	$461	$466	(1.1)%
Underwriting income	$31	$38	(17.9)%
Combined ratio	91.8%	90.1%
Current accident year underwriting income excluding catastrophe losses	$37	$40	(6.6)%
Current accident year combined ratio excluding catastrophe losses	90.2%	89.6%

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Chubb Limited News Release

Operating highlights for the quarter ended June 30, 2020 were as follows (continued):

•

The impact of COVID-19 reduced P&C net premiums written in the quarter by $191 million, including $184 million of estimated exposure adjustments on in-force policies and $7 million of return premiums in North America Personal P&C Insurance.

•	Consolidated net premiums earned increased 3.0%, or 4.8% in constant dollars, and P&C net premiums earned increased 2.7%, or 4.6% in constant dollars.

•

Total pre-tax and after-tax catastrophe losses were $1,807 million (23.9 percentage points of the combined ratio) and $1,510 million, respectively, compared with $275 million (3.8 percentage points of the combined ratio) and $221 million, respectively, last year.

•

Total pre-tax and after-tax unfavorable prior period development were $75 million (1.0 percentage point of the combined ratio) and $52 million, respectively, compared with favorable prior period development of $188 million (2.6 percentage points of the combined ratio) and $152 million, respectively, last year. The current quarter included $259 million pre-tax, and $205 million after tax, for U.S. child molestation claims, predominantly reviver statute-related. Excluding this charge, favorable prior period development in the quarter was $184 million pre-tax, with approximately 79% in long-tail lines, principally from accident years 2016 and prior, and 21% in short-tail lines.

•

Pre-tax net investment income was $827 million and adjusted net investment income was $857 million, which was below the guidance range due to foreign exchange, lower rates on floating rate obligations and an acceleration of mortgage loan prepayments.

•	Operating cash flow was $1,985 million.

•	Net loss reserves increased $3.2 billion, or $2.7 billion adjusted for foreign exchange, primarily reflecting the significant catastrophe loss events of $1.8 billion in the period.

Operating highlights for the six months ended June 30, 2020 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	YTD 2020	YTD 2019	Change
Consolidated
Net premiums written (increase of 5.5% in constant dollars)	$16,332	$15,656	4.3%

P&C
Net premiums written (increase of 5.1% in constant dollars)	$15,068	$14,498	3.9%
Net premiums written adjusted for COVID-19 exposures (increase of 6.4% in constant dollars)			5.3%
Underwriting (loss) income	$(151)	$1,439	NM
Combined ratio	101.0%	89.6%
Current accident year underwriting income excluding catastrophe losses	$1,844	$1,572	17.3%
Current accident year combined ratio excluding catastrophe losses	87.5%	88.7%

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2020 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q2 2020	Q2 2019	Change
Total North America P&C Insurance
Net premiums written	$5,508	$5,309	3.8%
Net premiums written adjusted for COVID-19 exposures			6.9%
Combined ratio	108.9%	87.7%
Current accident year combined ratio excluding catastrophe losses	84.9%	86.5%

North America Commercial P&C Insurance
Net premiums written	$3,720	$3,534	5.3%
Net premiums written adjusted for COVID-19 exposures			9.8%
Major accounts retail and excess and surplus (E&S) wholesale	$2,350	$2,187	7.5%
Major accounts retail and excess and surplus (E&S) wholesale adjusted for COVID-19 exposures			12.0%
Middle market and small commercial	$1,370	$1,347	1.6%
Middle market and small commercial adjusted for COVID-19 exposures			6.3%
Combined ratio	117.3%	86.5%
Current accident year combined ratio excluding catastrophe losses	86.0%	87.9%

North America Personal P&C Insurance
Net premiums written	$1,327	$1,309	1.4%
Net premiums written adjusted for COVID-19 exposures			2.0%
Combined ratio	88.8%	90.3%
Current accident year combined ratio excluding catastrophe losses	79.6%	81.7%

North America Agricultural Insurance
Net premiums written	$461	$466	(1.1)%
Combined ratio	91.8%	90.1%
Current accident year combined ratio excluding catastrophe losses	90.2%	89.6%

Overseas General Insurance
Net premiums written (decrease of 5.1% in constant dollars)	$2,021	$2,258	(10.5)%
Net premiums written adjusted for COVID-19 exposures (decrease of 4.0% in constant dollars)			(9.4)%
Combined ratio	107.1%	90.8%
Current accident year combined ratio excluding catastrophe losses	90.7%	91.2%

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.9 percentage points, including a 0.6 percentage point decrease in the loss ratio and a 1.3 percentage points decrease in the expense ratio.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.1 percentage points, including a 0.6 percentage point decrease in the loss ratio and a 1.5 percentage points decrease in the expense ratio.

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Chubb Limited News Release

•

Overseas General Insurance: Net premiums written were $2,021 million, down 10.5%, or 5.1% in constant dollars, due to the impact of COVID-19 which negatively impacted several lines, in particular P&C personal lines coverages and A&H and travel insurance.

•

Global Reinsurance: Net premiums written were $207 million, up 4.6%, or 4.9% in constant dollars, primarily reflecting new business written and positive rate increases. The combined ratio was 76.6% compared with 87.7% prior year. The current accident year combined ratio excluding catastrophe losses was 78.2%, compared with 81.7% prior year.

•

Life Insurance: Net premiums written were $619 million, up 7.0%, or 8.5% in constant dollars. Segment income was $87 million, down $9 million, primarily due to the impact of COVID-19 related catastrophe losses of $6 million.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2020, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 29, 2020 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-458-4121 (within the United States) or 323-794-2093 (international), passcode 8265970. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, August 12, 2020 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 33,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Net premiums written adjusted for COVID-19 exposures are net premiums written in Q2 2020 and YTD 2020 adjusted to exclude exposure adjustments on in-force policies in the North America Commercial P&C Insurance and Overseas General Insurance segments of $184 million and, for the North America Personal P&C insurance segment, return premiums of $7 million. We believe these measures are meaningful to evaluate trends in the underlying business on a comparable basis.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $30 million in Q2 2020 and $62 million for the six months ended June 30, 2020. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income (loss) is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Chubb integration expenses, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income (loss) excluding catastrophe losses is underwriting income (loss) adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income includes underwriting income (loss), adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

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Core operating income (loss), net of tax, excludes from net income (loss) the after-tax impact of adjusted net realized gains (losses), Chubb integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt and Chubb integration expenses due to the size and complexity of this acquisition. These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income (loss) measures mean net of tax, whether or not noted.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 30-36 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income (loss), return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2020 performance and the impact of the COVID-19 pandemic, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2020	December 31 2019

Assets
Investments	$110,877	$109,234
Cash	1,557	1,537
Insurance and reinsurance balances receivable	10,853	10,357
Reinsurance recoverable on losses and loss expenses	15,207	15,181
Goodwill and other intangible assets	21,093	21,359
Other assets	21,887	19,275

Total assets	$181,474	$176,943

Liabilities
Unpaid losses and loss expenses	$65,699	$62,690
Unearned premiums	17,081	16,771
Other liabilities	43,934	42,151

Total liabilities	$126,714	$121,612

Shareholders’ equity
Total shareholders’ equity	54,760	55,331

Total liabilities and shareholders’ equity	$181,474	$176,943

Book value per common share	$121.32	$122.42
Tangible book value per common share	$77.49	$78.14
Book value per common share excluding cumulative translation losses (1)	$126.45	$126.71
Tangible book value per common share excluding cumulative translation losses (1)	$80.99	$81.16

(1)

Cumulative translation losses were $2.3 billion in 2020 ($1.6 billion on tangible and $0.7 billion on intangible net assets) and $1.9 billion in 2019 ($1.3 billion on tangible and $0.6 billion on intangible net assets).

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Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Gross premiums written	$10,040	$10,355	$19,792	$19,466
Net premiums written	8,355	8,343	16,332	15,656
Net premiums earned	8,128	7,891	15,922	15,028
Losses and loss expenses	6,577	4,715	11,062	8,813
Policy benefits	223	161	352	357
Policy acquisition costs	1,593	1,544	3,208	3,008
Administrative expenses	727	758	1,468	1,468
Net investment income	827	859	1,688	1,695
Net realized gains (losses)	30	(223)	(928)	(320)
Interest expense	128	140	260	280
Other income (expense):
Gains (losses) from separate account assets	40	(3)	(16)	27
Other	(98)	233	(97)	242
Amortization of purchased intangibles	72	77	145	153
Chubb integration expenses	—	4	—	7
Income tax expense (benefit)	(62)	208	153	396

Net income (loss)	$(331)	$1,150	$(79)	$2,190

Earnings per share: (1)
Net income (loss)	$(0.73)	$2.50	$(0.17)	$4.75
Core operating income (loss)	$(0.56)	$2.60	$2.13	$5.13

Weighted average shares outstanding (1)	451.4	460.2	451.6	460.9

(1)  In periods where core operating loss and net loss are recognized, inclusion of incremental dilution is anti-dilutive and therefore basic shares are used in the calculation of per share earnings. For the three and six months ended June 30, 2020, the effect of dilutive securities was 1,395,951 shares and 2,044,144 shares, respectively. Weighted-average shares outstanding used to calculate core operating income per share for the six months ended June 30, 2020 and earnings per share for the 2019 periods include the effect of dilutive securities.

P&C combined ratio
Loss and loss expense ratio	85.2%	61.7%	72.8%	60.6%
Policy acquisition cost ratio	18.5%	19.1%	19.3%	19.6%
Administrative expense ratio	8.6%	9.3%	8.9%	9.4%

P&C combined ratio	112.3%	90.1%	101.0%	89.6%

P&C underwriting income (loss)	$(929)	$727	$(151)	$1,439

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